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                                                                      EXHIBIT 14

                            ROCKVILLE FINANCIAL INC.
                                 ROCKVILLE BANK
                     STANDARDS OF CONDUCT POLICY - EMPLOYEES

I.    INTRODUCTION

The continued success of Rockville Financial, Inc., Rockville Bank and its subsidiaries (hereinafter collectively referred to as the "Bank") depends in large part on the confidence and trust the public places in the Bank. Our Employees play a key role in helping preserve public trust by making sure that their behavior will serve to enhance, not diminish, that trust. We expect each Employee to monitor his/her personal conduct so as to ensure that the lawful interests of the Bank are placed above the Employee's personal interests.

The purpose of this Standards of Conduct Policy-Employees ("Policy") is to provide general guidance to our Employees on acceptable conduct in a number of areas, including conflicts of interest, outside activities and employment, political activities, the acceptance of gifts, and the treatment of confidential information. This Policy applies to all Employees of the Bank, including Employees who are out on approved leave of absence.

This Policy is not comprehensive. It provides guidance for carrying out your responsibilities on behalf of the Bank and observing the highest standards of ethical conduct. This Policy does not address every conceivable situation that may arise, and you are responsible for exercising sound judgment, applying ethical principles and raising questions when in doubt.

For purposes of this Policy, "Employee" means all current officers and full-time and part-time employees of the Bank, and "Immediate Family" means a parent, spouse, child, brother or sister of an Employee.

II.   CONFLICTS OF INTEREST

A conflict of interest may arise when an Employee or an Employee's Immediate Family member has a financial or other interest in any company doing business with the Bank. Each Employee must manage his/her personal and business affairs so as to avoid situations that might lead to a conflict between self-interest and duty to the Bank, its Employees, and its customers. An Employee who discovers an actual or potential conflict of interest must disclose it immediately to his/her supervisor or to a member of senior management.

Employees may not process transactions or adjustments to deposit, loan or other accounts in which they or a member of their Immediate Family has a personal financial interest.

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Customer relationships between the Bank and an Employee or members of the
Employee's Immediate Family are not considered to be conflict of interest activities unless favoritism or unauthorized conduct is present.

III.  INSIDER TRADING

Investments are an area in which a conflict of interest can very easily develop. As an Employee, you may, from time to time, have access to material, nonpublic information concerning the Bank, its customers or suppliers, or other companies. Under the Bank's Insider Trading Policy, an Employee may not purchase or sell securities of the Bank or any other company when the Employee is aware of any material nonpublic information about that company, no matter how the Employee learned of the information. This prohibition extends to "tipping" or otherwise providing material, non-public information to others who might make an investment decision on the basis of this information.

For purposes of this section, Employees should consider information "material" if a reasonable investor would consider it important in deciding whether to buy, sell or hold a company's securities (in other words, if the information is reasonably likely to have an effect on the price of the securities, whether such effect is positive or negative). Employees should consider information "nonpublic" if it is not generally available to the public or investment community.

IV.   OUTSIDE ACTIVITIES AND EMPLOYMENT

      A.    Outside Financial Interests/Activities/Employment

Employees may not have an outside financial interest or activity (employment, consulting or volunteer) that will:

            1) materially encroach on the time or attention which should be devoted to banking duties;

            2)    adversely affect the quality of work performed;

            3)    compete with the Bank's activities;

            4) involve any use of the Bank's equipment, supplies or facilities (except as approved by the President or, in the case of such interest or activity by the president, approved by the Chairman;

            5) infer sponsorship or support by the Bank (except as approved by the President, or, in the case of such interest or activity by the president, approved by the Chairman; or

            6) potentially have an adverse affect on the good name of the Bank.

      B.    Outside Officer/Directorships

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Before an Employee accepts a position as officer or director of a business, corporation, or a partnership in a for profit or not for profit organization, he/she must inform the President and obtain his permission or, in the case of the President, inform and obtain the permission of the Chairman.

      C.    Fees for Speaking or Writing Engagements

Employees are encouraged to make business speeches and write articles that will reflect favorably on them and the Bank. Permission for such engagements during normal banking hours should be obtained by the Employee ahead of time from the Employee's supervisor or, in the case of the President, from the Chairman. Written materials should be submitted for prior review by the Employee's supervisor or, in the case of the President, by the Chairman.

If such written articles and speeches are Bank-related, no fee should be accepted. If not Bank-related, a written article or speech shall be considered as outside employment and must, therefore, meet the requirements listed in the Outside Financial Interests/Activities/Employment section of this Policy.

V.    POLITICAL ACTIVITIES

Employees are encouraged to keep themselves well informed concerning political issues and candidates, and to take an active interest in all such matters. In all cases, Employees participating in political activities do so as individuals and not as representatives of the Bank. To avoid any interpretation of Bank sponsorship or endorsement, an Employee should not use Bank stationery in mailed material or fund collections, nor should the Bank be identified in any advertisement or literature. Any Employee who wishes to run for an elective political office or to accept an appointment to a state or local government office should discuss the matter in advance with the Bank President or, in the case of the President, with the Chairman, in order to make certain that the duties of the office and the time away from the job will not conflict with the Bank's expectations relative to the Employee's performance.

It is illegal for an individual representing the Bank to make a gift, in cash or in kind, of the Bank's resources to any public office holder or person running for office.

Employees may not make donations of Bank funds or services to elected officials or candidates for office for the purpose of financing their election or running their political offices.

Nothing in this Policy shall in any way interfere with, or preclude, an individual from donating funds within legal bounds to a political party or candidate. However, such donations shall not be reimbursable in any manner by the Bank.

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VI.   GIFTS AND FEES FROM CUSTOMERS AND SUPPLIERS

The acceptance of gifts from customers or suppliers of the Bank may give rise to serious questions of business ethics and, at certain levels, is illegal. The following activities by Employees are, therefore, prohibited: (a) soliciting for themselves or a third party (other than the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank; and (b) accepting anything of value (other than bona fide salary, wages and fees from the Bank) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated. This applies with respect to Bank customers and suppliers of products or services to the Bank, such as attorneys, real estate agents and insurance agents. No gifts of cash in any amount are acceptable. Gifts to Employees or members of their Immediate Family of securities, real property, or legacies under wills or trust instruments of customers must be disclosed to the President or in the case of any such gift to the President, the President shall make such disclosure to the Chairman as soon as practicable.

The Bank realizes, however, and the law allows that a "reasonable" standard of conduct permits an Employee to receive the normal amenities that facilitate the discussion of bona fide Bank business, such as business meals, entertainment activities, or special occasion gifts, but does not allow the receipt of benefits that serve no demonstrable business purpose. Acceptance is permissible where it is based on family or personal relationships existing independent of Bank business, where the benefit is available to the general public under the same conditions on which it is available to the Employee, or where the benefit would be paid by the Bank as a reasonable business expense if not paid for by another party.

Other circumstances where the acceptance of amenities by an Employee may be permissible include: (a) Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Employees, such as home mortgage loans, except where prohibited by law; (b) Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items; (c) Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or (d) Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

Any gift of tangible goods of more than $50.00 in value must be reported to and approved by the President or, in the case of any such gift to the President, reported to and approved by the Chairman. If acceptance of the gift is not approved in writing, the gift must be returned or gifted to a charity of the Bank's choice with a letter explaining Bank policy, with a copy filed with the Bank's Senior Vice President of Human Resources. No specific dollar limit is established with respect to gifts that are intangible in nature, such as meals, entertainment, accommodations, travel arrangements, and the like. Employees should use discretion in accepting such intangible gifts, which must be of reasonable

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value and provide an opportunity for facilitating bona fide business discussions or relationships. Any situation raising questions as to whether it is appropriate to accept an intangible gift should be discussed in advance with the Employee's supervisor.

VII.  BORROWING FROM CUSTOMERS

Employees may not borrow from customers or suppliers of the Bank, other than recognized lending institutions.

VIII. CONFIDENTIAL INFORMATION

It is extremely important to the Bank that our Employees keep confidential certain information that they have access to in the course of their employment with the Bank, both during the time they are Employees and afterwards. Employees must comply with the following rules:

      1. Confidential information of the Bank, its customers and suppliers acquired by an Employee through his/her employment with the Bank is to be used solely for Bank purposes. Such information may not be communicated to persons outside the Bank, or even to others in the Bank who do not need to know such information to discharge their official duties.

      2. The discussion of confidential Employee information obtained by another Employee in the performance of Bank related activities is improper, except as it relates to the performance of Bank duties.

      3. Financial information regarding the Bank shall not be released unless it has been published in reports to the public or otherwise made generally available to the public.

      4. An Employee may be served with process from a court that requires the Employee to disclose confidential information concerning the Bank, its customers or suppliers, or another Employee. If this occurs, the Employee must immediately notify his/her supervisor, who shall arrange to seek the advice of legal counsel through the Bank and advise the Employee as to what action to take.

      5. Any questions regarding whether particular information is confidential or the disclosure of confidential information should be reviewed with the Employee's supervisor or the Bank's Vice President, Compliance and Security Officer.

      6. Employees who use the Bank's computers and facsimile machines are responsible for adhering to all policies, standards, and procedures to ensure that all data and business information are secure.

      7. The Bank's E-Mail system and Internet access are business property and are not to be used in a manner that violates this Policy. The Bank reserves the right to enter, search and monitor the E-Mail or computer files of any Employee, without advance notice, for business purposes, including, without

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            limitation, to investigate theft, misappropriation of funds, disclosure of confidential business or proprietary information, personal abuse of the system, or for monitoring work flow or productivity.

      8. The privacy and confidentiality of customer information is of critical importance to the Bank. Significant restrictions are placed on the Bank's use of customer information by the Gramm-Leach-Bliley Act. Employees must adhere to the privacy policy of the Bank as it may exist from time to time.

IX.   PROTECTION AND PROPER USE OF BANK ASSETS

Employees should protect the Bank's assets and ensure that they are used efficiently for legitimate business purposes. Theft, carelessness, and waste have a direct impact on the Bank's profitability.

X.    PUBLIC COMPANY DISCLOSURES

As a public company, it is of critical importance to ensure that all public disclosures are complete, timely and accurate and that they are provided in a manner that is fair and understandable. Employees are expected to take this responsibility seriously and use their best efforts to ensure that information that is compiled or maintained is accurate and complete, and that the Bank's internal and financial control processes are complied with.

XI.   ACCOUNTING COMPLAINTS ("WHISTLEBLOWER POLICY")

Introduction

It is the policy of the Bank to comply with and require its employees to comply with appropriate accounting and internal accounting controls and maintain effective auditing. Every employee of the Bank has the responsibility to assist in meeting these legal and regulatory requirements.

The Bank's internal operating controls are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to accounting and auditing controls and procedures. The Bank has a responsibility to investigate and report to appropriate governmental authorities, as required, any violations of applicable legal and regulatory requirements relating to accounting and auditing controls and procedures and the actions taken by the Bank to remedy such violations.

This Whistleblower Policy governs the process through which the Audit Committee of the Bank's Board of Directors can be notified of complaints regarding accounting, internal accounting controls or auditing matters. In addition, this Whistleblower Policy establishes a mechanism for responding to, and keeping records of, any such complaints.

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Inappropriate Action or Behavior

The following are examples of actions or behavior that should be reported:

      [ ] Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement or accounting records of the Bank.

      [ ] Deviation from full and fair reporting of the Bank's financial condition.

      [ ] Stealing or misappropriation of the Bank or its customers' funds or assets.

      [ ] Deficiencies in or non-compliance with the Bank's internal accounting controls.

      [ ]   Misrepresentations or false statements.

      [ ]   Violation of Bank policy, regulation or law.

Reporting Responsibility and Procedures

Employees who become aware of any act or behavior described above have the right and responsibility to report such incidents to one or more of the following:

               [ ] Senior Vice President of Human Resources* Kristen Johnson 1645 Ellington Road, South Windsor, CT 06074 Telephone number: (860) 291-3617 email address:
                     kjohnson1@rockvillebank.com

               [ ] Chairman of Audit Committee of the Board of Directors* Thomas Mason 183 Reservoir Road, Vernon, CT 06066 Home Telephone Number: (860) 875-0527

If the Chairman of the Audit Committee of the Board of Directors is unavailable:

               [ ] Vice Chairman of the Audit Committee of the Board of Directors* Stuart Magdefrau 7 Keynote Drive, Vernon, CT 06066 Office Telephone Number: (860) 875-8539

*IF THE ISSUE INVOLVES THE SENIOR VICE PRESIDENT LISTED ABOVE, YOU MUST BRING THE MATTER DIRECTLY TO THE ATTENTION OF THE CHAIRMAN OF THE AUDIT COMMITTEE, OR IN HIS ABSENCE, THE VICE CHAIRMAN OF THE AUDIT COMMITTEE.

The Chairman of the Audit Committee will be notified of all such complaints by any of the other individuals receiving such reports. A copy of any written complaint will be forwarded to the Chairman of the Audit Committee.

Employees may make such reports on an anonymous basis if they so choose.

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The complaint should assure a clear understanding of the issues raised. The complaint should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment. The complaint describing an alleged violation or concern should be candid and set forth all of the information regarding the allegation or concern. In addition, all complaints must contain sufficient corroborating information to support the commencement of an investigation. An investigation may not be commenced if a complaint contains only unspecified or broad allegations of wrongdoing without appropriate informational support.

Confidentiality

All reports made under these procedures will be handled with the maximum degree of confidentiality, and information from the report will be shared only to the extent necessary to conduct a complete and fair investigation.

Non-retaliation

The reporting of such action or behavior that an employee reasonably believes is inappropriate is an important component of our business ethics. Employees making such reports will be free from any retribution, retaliation or adverse effect in their employment. The Bank does not tolerate retaliation; this is the Bank's promise in return for our employees' making such reports.

Any employee who discourages or prevents other employees from making such reports or seeking the help or assistance they need will be subject to disciplinary action, up to and including termination.

Investigation and Resolution of Complaints

All complaints will receive immediate attention and, if appropriate, an investigation will commence as soon as practical based on the risk assessment and exposure. As appropriate, resources from the Internal Audit, Human Resources, Security or any other necessary departments will be included to fully investigate the complaint. If necessary, legal counsel and/or the Bank's independent auditing firm will be involved in any investigation.

Where possible and appropriate, the employee filing the complaint will be contacted upon the completion of the investigation and informed of the resolution.

Reporting

On at least a quarterly basis, the Chairman of the Audit Committee will report to the Audit Committee the receipt of any such complaints and the current status of the investigation and disposition at the conclusion of the investigation.

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Corrective Action

The Audit Committee, with the input of management, if requested, will determine the validity of a complaint and any corrective action, as appropriate. It is the responsibility of the Audit Committee to inform Bank management of any identified noncompliance with legal and regulatory requirements and to assure that management takes corrective action including, where appropriate, reporting any violation to the relevant federal or state regulatory authorities. Directors, officers and employees who are found to have violated any laws, governmental regulations or Bank policies will face appropriate, case-specified disciplinary action, which may include demotion or discharge.

Retention of Complaints and Documents

All complaints regarding accounting, internal accounting controls or auditing matters will remain confidential to the extent practicable. In addition, all written statements, along with the results of any investigations relating thereto, shall be retained by the Bank for the Audit Committee for a minimum of SIX years.

IT MAY BE ILLEGAL AND AGAINST THE BANK'S POLICY TO DESTROY ANY AUDIT RECORDS THAT MAY BE SUBJECT TO OR RELATED TO AN INVESTIGATION BY THE BANK OR ANY FEDERAL, STATE OR REGULATORY BODY.

Employee Communication

The "Whistleblower Policy" will be communicated to all employees annually, will be posted on the Bank's L: drive, incorporated into new employee orientation programs, Standards of Conduct training programs and the Employee Handbook. The Human Resources Department will be responsible for such communication.

XII. SENIOR FINANCIAL OFFICER STANDARDS OF CONDUCT

Rockville Financial, Inc, (hereinafter referred to as the "Company"), is committed to the highest standards of professional and ethical conduct. The purpose of this Standards of Conduct Policy - Senior Financial Officers ("Policy") is to promote honest and ethical behavior, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibility. This Policy applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer ("Senior Financial Officers") of the Company and is intended to supplement the Standards of Conduct Policy - Employees ("Employee Policy") which is applicable to all employees generally.

Conduct

In performing his or her duties, each Senior Financial Officer will:

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      1.    Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      2. Avoid conflicts of interest and disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict, as required by the Employee Policy;

      3. Take all reasonable measures to protect the confidentiality of material non-public information about the Company and its affiliates and their customers obtained or created in connection with the activities of the Senior Financial Officers, and prevent the unauthorized disclosure of such information unless required by applicable law or regulation, or legal or regulatory process;

      4. Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company and Rockville Bank file with, or submit to, the Securities and Exchange Commission, their federal and state bank regulatory agencies, and in other public communications;

      5. Comply and take all reasonable steps to cause others to comply with applicable laws and governmental rules and regulations; and

      6. Promptly report violation of this Policy through the Company's Whistleblower Policy described in the Standards of Conduct Policy-Employees.

Senior Financial Officers are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the independent public auditors of the Company or its affiliates for the purpose of rendering the Company's or its affiliates' financial statements misleading.

Amendments and Waivers of the Policy

This Policy shall be publicly available and may be amended or modified only by the Board of Directors.

Waivers of the provisions of this Policy are subject to special rules and may be made only with the approval of the Board of Directors. Any such waiver will be publicly disclosed in accordance with applicable law, regulations and NASDAQ listing requirements.

Compliance and Accountability

Senior Financial Officers will be held accountable for adherence to this Policy. The Audit Committee will assess compliance with this Policy, report material violations to the Board of Directors and make recommendations to the Board as to the appropriate action.

Each Senior Financial Officer is required to complete an Annual Statement of Acknowledgement regarding the Policy. This statement will be filed with the Corporate Secretary. Any questions regarding this Policy may be discussed with the Chairman of the Audit Committee.

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XIII. REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Violations, or suspected violations of this Policy should be reported to the Senior Vice President of Human Resources (unless the subject matter involves such Senior Vice President, in which case the report should be made directly to the Chairman of the Audit Committee) who will conduct a confidential investigation and report her findings to the Audit Committee. Disciplinary action will be taken, where appropriate.

The Bank will not permit retaliation of any kind by or on behalf of the Bank and its employees, officers and directors against good faith reports or complaints of violations of this Policy or other illegal or unethical conduct.

XIV.  AMENDMENTS AND WAIVERS OF THE POLICY

This Policy shall be publicly available and may be amended or modified by the Board of Directors and, with respect to the "Whistleblower Policy", only by the Audit Committee.

Waivers of the provisions of this Policy for employees below the Executive Vice President level may be made only with the written approval of both the President and Senior Vice President of Human Resources and will be reported to the Audit Committee.

Waivers involving executive officers and senior financial officers are subject to special rules and may be made only with the approval of the Board of Directors. Any such waiver will be publicly disclosed in accordance with applicable law, regulations and NASDAQ listing requirements.

XV.   EMPLOYMENT DISCLAIMER

THIS POLICY DOES NOT AND IS NOT INTENDED TO CREATE EITHER AN EXPRESS OR IMPLIED CONTRACT OF EMPLOYMENT OR WARRANTY OF BENEFITS BETWEEN THE BANK AND ANY OR ALL OF ITS EMPLOYEES. EMPLOYMENT WITH THE BANK IS ON AT "AT WILL" BASIS. THIS MEANS THAT EACH EMPLOYEE'S EMPLOYMENT MAY BE TERMINATED WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE, AT ANY TIME, AT THE OPTION OF EITHER THE EMPLOYEE OR THE BANK.

XVI.  CONCLUSION

Each Employee is expected to read and understand the contents of this Policy and to review it regularly in order to be alert to situations that could create a violation or a conflict of interest. Each Employee is expected to comply with this Policy in its present form and as it may be revised in the future. Any questions regarding this Policy may be discussed with the Senior Vice President of Human Resources. Disclosures of exceptions to the Policy to Senior Management should be recorded in writing and placed on file. Employees are also expected to become familiar and comply with other policies of the Bank as they are adopted from time to time, whether referenced in this Policy or not.

Each Employee is required to complete a Statement of Acknowledgement regarding this Policy, and may be required from time to time in the future to complete a new Statement of Acknowledgement. The Statement(s) of Acknowledgement will be filed in each Employee's personnel file.

Violation of this Policy may result in discipline, including but not limited to, a written warning, demotion or salary reduction, suspension with or without pay or dismissal for cause, depending on the seriousness of the violation.

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                            ROCKVILLE FINANCIAL, INC.
                                 ROCKVILLE BANK
                     STANDARDS OF CONDUCT POLICY - EMPLOYEES

                          STATEMENT OF ACKNOWLEDGEMENT

I,________________ , AN EMPLOYEE OF ROCKVILLE BANK AND/OR ITS PARENT, ROCKVILLE FINANCIAL, INC. OR SUBSIDIARIES, HAVE REVIEWED AND UNDERSTAND THE STANDARDS OF CONDUCT POLICY - EMPLOYEES (INCLUDING THE EMPLOYMENT DISCLAIMER DESCRIBED IN
SECTION XIV.) AND HAVE COMPLIED, AND UNDERSTAND THAT I AM EXPECTED TO COMPLY WITH IT IN THE FUTURE.

__________________________                     _________________________________
DATE                                           SIGNATURE

                                               _________________________________
                                               NAME, PLEASE PRINT

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                            ROCKVILLE FINANCIAL, INC.
                 STANDARDS OF CONDUCT POLICY - SENIOR FINANCIAL
                                    OFFICERS
                          STATEMENT OF ACKNOWLEDGEMENT

I,________________, A SENIOR FINANCIAL OFFICER OF ROCKVILLE FINANCIAL, INC., HAVE REVIEWED AND UNDERSTAND THE STANDARDS OF CONDUCT POLICY-SENIOR FINANCIAL OFFICERS (INCLUDING THE EMPLOYMENT DISCLAIMER DESCRIBED IN SECTION V.) AND HAVE COMPLIED, AND UNDERSTAND THAT I AM EXPECTED TO COMPLY WITH IT IN THE FUTURE.

_______________________                            _____________________________
DATE                                               SIGNATURE

                                                   _____________________________
                                                   NAME, PLEASE PRINT

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